Exhibit 10.33

AWARD TERMS OF
TIME-VESTED RESTRICTED STOCK UNITS GRANTED UNDER
[THE CHEMOURS COMPANY EQUITY AND INCENTIVE PLAN]
[THE CHEMOURS COMPANY 2017 EQUITY AND INCENTIVE PLAN]
FOR GRANTEES LOCATED IN THE U.S.

Introduction

You have been granted time-vested Restricted Stock Units under [The Chemours Company Equity and Incentive Plan][The Chemours Company 2017 Equity and Incentive Plan] (“Plan”), subject to the following Award Terms.  This grant is also subject to the terms of the Plan, which is hereby incorporated by reference.  However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”).  A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at:  www.benefits.ml.com.

Grant Award Acceptance

You must expressly accept the terms and conditions of your Award as set forth in this Agreement.  To accept, log on to Merrill Lynch Benefits OnLine at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance.

IF YOU DO NOT ACCEPT YOUR RESTRICTED STOCK UNITS IN THE MANNER INSTRUCTED BY THE COMPANY, YOUR RESTRICTED STOCK UNITS WILL BE SUBJECT TO CANCELLATION.
Date of Grant	[March 1, 2017] (“Date of Grant”)
Type of Awards	Time-vested Restricted Stock Units
Dividend Equivalents

Dividends payable on the shares represented by your Restricted Stock Units (including whole and fractional Restricted Stock Units) will be allocated to your account in the form of additional Restricted Stock Units (whole and fractional) based upon the closing Stock price on the date of the dividend payment.

Restricted Period

You may not sell, gift, or otherwise transfer or dispose of any of the Restricted Stock Units during the “Restricted Period.” The Restricted Period commences on the Date of Grant and lapses as set forth herein.

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Vesting Schedule

On [March 1, 2018], the Restricted Period will lapse with respect to one-third (33-1/3%) of the Restricted Stock Units, including dividend equivalents.

On [March 1, 2019], the Restricted Period will lapse with respect to an additional one-third (33-1/3%) of the Restricted Stock Units, including dividend equivalents.

On [March 1, 2020], the Restricted Period will lapse with respect to the remaining one-third (33-1/3%) of the Restricted Stock Units, including dividend equivalents.

Termination of Employment
Under 60/10 Rule

If you terminate employment (other than for Cause) after attainment of age 60 with at least 10 years of service, the Restricted Stock Units will remain subject to the Restricted Period set forth above.

Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in the favorable treatment applicable to the Restricted Stock Units pursuant to this section being deemed unlawful and/or discriminatory, then the Company will not apply the favorable treatment at the time of your termination of employment, and the Restricted Stock Units will be treated as set forth in the other sections of this Agreement, as applicable.

Death or Disability	The Restricted Period on all units will lapse.
Due to Any Other Reason (Including Divestiture to Entity Less Than 50% Owned by Chemours)	Restricted Stock Units that are subject to a Restricted Period will be forfeited.
Payment

Except in the case of Disability or death, Restricted Stock Units shall be paid to you when the Restricted Period lapses in accordance with the schedule set forth under “Restricted Period.”  In the case of Disability or death, Restricted Stock Units shall be paid to you or your beneficiary (or estate if there is no beneficiary), as applicable, within 60 days of the date on which the Restricted Period lapses as a result of Disability or death.  Restricted Stock Units are payable in one share of Stock for each whole unit and a cash payment for any fraction of a unit.  The value of each fractional unit will be based on the average high and low prices of Stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

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Code Section 409A

To the extent that an amount that is considered “nonqualified deferred compensation” subject to Code Section 409A (“deferred compensation”) is payable on account of your termination of employment, no amounts shall be paid hereunder on account thereof unless such termination of employment constitutes a “separation from service,” within the meaning of Code Section 409A.  If you are a “specified employee,” within the meaning of Code Section 409A, no amount that is deferred compensation shall be paid or delivered, on account of your separation from service, earlier than the date that is six months after such separation from service.  Amounts otherwise payable during that six month period shall be paid on the date that is six months and one day after your separation from service.

The Restricted Stock Units are intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject you to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences.  In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions.  The Committee may modify the terms of this Agreement, the Plan or both, without your consent, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical.  This section does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the Restricted Stock Units or the delivery of shares of Stock upon vesting/settlement of the Restricted Stock Units will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A.  In no event whatsoever shall the Company be liable to any party for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

Restricted Conduct

If you engage in any of the restricted conduct described in subparagraphs (i) through (iv) below for any reason, in addition to all remedies in law and/or equity available to the Company, you shall forfeit all Restricted Stock Units (whether or not vested) and shall immediately pay to the Company, with respect to previously vested Restricted Stock Units, a cash amount equal to the Fair Market Value of the Stock plus the cash payment for any fraction of a unit received, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount.  For purposes of subparagraphs (i) through (v) below, “Company” shall mean The Chemours Company and/or any of its Subsidiaries or Affiliates that have employed you or retained your services.

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(i) Non-Disclosure of Confidential Information.  During the course of your employment with the Company and thereafter, you shall not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company “Confidential Information” (i.e., information concerning the Company and / or its business that is not generally known outside the Company, which includes, but is not limited to, (a) trade secrets; (b) intellectual property, including but not limited to inventions, invention disclosures and patent applications; (c) information regarding the Company’s present and/or future products, developments, processes and systems, budgets, proposals, marketing plans, financial data and projections, suppliers, vendors, inventions, formulas, data bases, know how, ideas, developments, experiments, improvements, computer programs, software, technology, blue prints, specifications and compilations of information; (d) information about employees and employee relations, including but not limited to training manuals and procedures, recruitment method and procedures, recruitment and distribution techniques, business plans and projections, employment contracts and employee handbooks; (e) information on customers or potential customers, including but not limited to customers’ names, sales records, prices, particularities, preferences and manner of doing business, and other terms of sales and Company cost information; and (f) information received in confidence by the Company from third parties.  Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.); and/or

(ii) Solicitation of Employees.  During your employment and for a period of one year following the termination of your employment for any reason, you shall not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, any employee, agent or consultant of the Company to terminate his/her employment or association with the Company; and/or

(iii) Solicitation of Customers.  During your employment and for a period of one year following the termination of your employment for any reason, you shall not directly or indirectly, on behalf of yourself or any other person, company or entity, call on, contact, service or solicit competing business from customers or prospective customers of Company if, within the two years prior to the termination of your employment, you had or made contact with the customer, or received or had access to Confidential Information about the customer; and/or

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(iv) Non-Competition.  During your employment and for a period of one year following the termination of your employment for any reason, you shall not, directly or indirectly, in any capacity, (a) compete or engage in a business similar to that of Company, (b) compete or engage in a business similar to that which the Company has plans to engage, or has engaged in during the two years prior to your termination, if, within this two-year period, you received or had access to Confidential Information regarding the proposed plans or the business in which Company engaged; or (c) take any action to invest in (other than a non- controlling ownership of securities issued by publicly held corporations), own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to Company.

(v) Geographic Scope.  You acknowledge that due to the broad scope of Company’s customer base, the following geographic scope for subsections (iii) - (iv) of this Restricted Conduct section is necessary.  Your non-competition and non-solicitation obligations under this Agreement shall include: (a) any territory in which you performed your duties for the Company; (b) any territory in which Company has customers about which you received or had access to Confidential Information during your employment; (c) any territory in which you solicited customers; or (d) any territory in which Company plans to expand its market share about which you received or had access to Confidential Information during your employment with Company.

Recoupment Policy	This Award shall be subject to the Company’s Incentive Compensation Clawback Policy (as it may be amended from time to time), the terms of which are incorporated herein by reference.
Repayment/ Forfeiture

Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is traded, as may be in effect from time to time.

Deferral	If you are an officer of the Company, you may defer the settlement of this Award in accordance with any procedures established by the Company for that purpose.

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Withholding

You acknowledge that the Company and/or your employer (the “Employer”) (1) make no representations or undertakings regarding the treatment of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Plan and legally applicable to you (“Tax-Related Items”) in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax- Related Items or achieve any particular tax result.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iii) withholding in shares of Stock to be issued upon settlement of the Restricted Stock Units.

If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer, any amount of Tax- Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

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Notwithstanding anything in this section to the contrary, to avoid a prohibited acceleration under Code Section 409A, if shares of Stock subject to the Restricted Stock Units will be withheld (or sold on your behalf) to satisfy any Tax Related Items arising prior to the date of settlement of the Restricted Stock Units for any portion of the Restricted Stock Units that is considered nonqualified deferred compensation subject to Code Section 409A, then the number of shares withheld (or sold on your behalf) shall not exceed the number of shares that equals the liability for Tax-Related Items.

Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in this Agreement, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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